The Universal Institutional Funds, Inc. - Emerging Markets
Debt Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:	 Tenedora Nemak SA DE C.V.
Purchase/Trade Date:	  2/21/2013
Offering Price of Shares: $100.000
Total Amount of Offering: $500,000,000
Amount Purchased by Fund: $1,560,000
Percentage of Offering Purchased by Fund: 0.312
Percentage of Fund's Total Assets: 0.35
Brokers: Citigroup, Credit Suisse, Morgan Stanley
Purchased from:  Credit Suisse
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.

Securities Purchased:	 Ukrzaliznytsya 9.500% due
5/21/2018
Purchase/Trade Date:	  5/14/2013
Offering Price of Shares: $100.000
Total Amount of Offering: $500,000,000
Amount Purchased by Fund: $2,210,000
Percentage of Offering Purchased by Fund: 0.442
Percentage of Fund's Total Assets: 0.55
Brokers: Barclays, Morgan Stanley, Sberbank CIB
Purchased from:  Barclays Capital
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.